July 23, 1999, Friday

NETWORKS ELECTRONIC CORP. ANNOUNCES AGREEMENT TO SELL COMPANY TO GWB (USA), INC. FOR $7.50 PER SHARE

Chatsworth California.
Networks Electronic Corp. (OTC:NWRK) today announced that it has signed a definitive merger agreement with an affiliate of GWB (USA), Inc. for the acquisition of Networks Electronic Corp. in a cash merger transaction. Under the terms of the merger agreement, which was unanimously approved by a special committee of the Board of Directors and was approved by the full Board of Directors of Networks Electronic Corp., an affiliate of GWB (USA), Inc. will merge with Networks Electronic Corp. in a transaction in which Networks Electronic Corp. shareholders will receive consideration of $7.50 per share in cash.

David Wachtel, Chairman and Chief Executive Officer of Networks Electronic Corp., said, "We have devoted substantial time and energy to maximizing value to our shareholders following the court determination that our largest shareholder, the Mihai Patrichi Trust would be required to sell its interest in Networks. We are extremely pleased to have reached a definitive agreement with the GWB Group. The overall value of the proposed merger reflects favorably upon the hard work of its employees in generating significant EPS growth over the last three years"

GWB (USA) is the U.S. arm of Gartland Whalley and Barker plc, a U.K. publicly traded company listed on the Alternative Investment Market (AIM) that focuses on developing industrial businesses. GWB currently has three publicly traded affiliates in the UK that principally manufacture industrial products for numerous industries, including aerospace, telecommunications and household construction and improvement, and GWB has acquired several industrial businesses in the United States in an effort to repeat its successful UK model. Bryan Clarke, President of GWB (USA), said, "GWB is tremendously pleased to be making an investment in such a profitable and growing business that fits very well with existing businesses owned by us and others that are being considered to form a group of specialized component manufacturers. We are looking forward to working with Networks' management team and building on the successful model that they have developed."

GWB does not anticipate any significant changes in management or in the nature or location of Networks' operations. Consummation of the merger is subject to satisfaction of various conditions including (i) approval of the transaction by the shareholders of Networks, (ii) GWB arranging financing for the acquisition, and (iii) court approval of the sale by the Mihai Patrichi Trust to the buyer of its interest in Networks.

The Mihai Patrichi Trust, and certain other shareholders who collectively hold approximately 53% of the outstanding shares of Networks have agreed to sell their interest to GWB at the same price as is payable to all other shareholders upon the closing of the merger and to cooperate with GWB to effect consummation of the merger. It is expected that if all closing conditions are satisfied the closing of the transaction will occur within 3 months.

The Seidler Companies served as financial advisors to Networks.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to significant risks and uncertainties that may cause results to vary from expectations. Such factors include: the possibility of adverse changes in the markets the companies serve; substantial delay in the expected closing of the merger, including risks that shareholder approval will not be obtained; unexpected costs in connection with the merger, including diversion of management time; risks relating to the ability of GWB to obtain financing for the merger, risks involved in retaining and motivating key personnel pending the merger, potential fluctuations in operating results and other adverse results of failure of the merger to close; and other risks and uncertainties regarding the operations of the company are described in Networks' most recent report on Form 10-K and 10-Q filed with the SEC.

CONTACT:
Carol Hummel, Investor Relations Networks Electronic Corp.
Ph: 818-341-0440 Ext 218
Derick Marsh, Executive Vice President, GWB (USA), Inc. Ph. 770/395-2970.